ASPEN GROUP RESOURCES CORPORATION

AND SUBSIDIARIES

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2003

(Amended)

ASPEN GROUP RESOURCES CORPORATION

AND SUBSIDIARIES

INDEX

      Page No.

FINANCIAL INFORMATION

Condensed Consolidated Financial Statements

Condensed Consolidated Balance Sheet as of

March 31, 2003 (unaudited) and December 31, 2002 (audited)

3

Condensed Consolidated Statements of Operations for the

three months ended March 31, 2003 and 2002 (unaudited)

4

Condensed Consolidated Statements of Cash Flows for the

three months ended March 31, 2003 and 2002 (unaudited)

5

NOTES TO CONDENSED CONSOLIDATE FINANCIAL STATEMENTS (unaudited)

Nature of Business and Basis of Preparation and Presentation

Nature of Business

6

Financial Presentation

6

Disposition of Non-core Assets

6

Earnings Per Share

6

Common Stock Issued

6

Operations

7

Related Party Transactions

7

Management's Discussion and Analysis of Financial Condition and Results of Operations

Results of Operations

7

Liquidity and Capital Resources

8

Five-year Maturity Schedule

9

Other Information

Legal Proceedings

9

Defaults Upon Senior Securities

10

Other Information

11

ASPEN GROUP RESOURCES CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET

March 31, 2003   (Unaudited)

(Expressed in US Dollars)

	March 31, 2003 (Unaudited)	December 31, 2002 (Audited)
ASSETS
Current Assets
Cash	$201,594	$50,016
Accounts receivable
Trade	3,335,262	1,432,920
Sale of assets	-	2,826,704
Due from related company	-	1,192,981
Other	23,191	27,071
Materials and supplies inventory	104,577	104,577
Prepaid expenses	197,046	123,802
Total current assets	3,861,670	5,758,071

Proved Oil & Gas Properties (full cost method)
net of accumulated depletion of $22,234,701 and $21,515,449	44,174,995	44,967,314

Property and Equipment
net of accumulated depreciation of $2,126,526 and $2,343,305	1,033,487	1,759,472

Other Assets
Notes receivable	45,286	42,587
Deposits and other assets	9,750	8,880

Total Assets	$49,125,188	$52,536,324

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Bank indebtedness	10,545	58,892
Accounts payable
Trade	4,605,009	3,860,856
Revenue distribution	675,207	924,652
Due to related company	-	1,132,943
Accrued expenses	865,408	1,099,300
Accrued interest	42,695	42,695
	6,198,864	7,119,338
Current maturities of long-term debt	12,862,669	16,197,027
Total current liabilities	19,061,533	23,316,365

Long-Term Debt, less Current Maturities	814,631	1,075,777

Provision for site restoration	271,241	264,522

Deferred income taxes	177,793	81,053

Stockholders’ Equity
Preferred stock, no par value, authorized-unlimited, issued – none		-
Common stock, no par value, authorized-unlimited,
issued 51,378,037 shares	58,947,817	57,952,574
Less subscriptions for 122,535 shares	(214,436)	(214,436)
Warrants and beneficial conversion feature	823,695	823,695
Accumulated deficit	(30,757,086)	(30,763,226)
Total stockholders’ equity	28,799,990	27,798,607

Total Liabilities and Stockholders’ Equity	49,125,188	52,536,324

      “signed Robert Calentine”

“signed Allan Thorne”

Robert L. Calentine, Director and CEO

Allan C. Thorne, CFO

See accompanying notes to these condensed consolidated financial statements

ASPEN GROUP RESOURCES CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Expressed in US Dollars)

	Period from January 1, 2003 to March 31, 2003 (Unaudited)	Period from January 1, 2002 to March 31, 2002 (Unaudited)

REVENUE:
Oil and gas sales	$2,469,941	$2,116,965
Product and service revenues	212,045	209,193
Total revenue	$2,681,986	$2,326,158

EXPENSES:
Oil and gas production	$879,986	$1,062,853
Operating expenses	185,386	242,801
General and administrative	469,645	648,936
Depreciation and depletion	773,929	853,769
Total expenses	2,308,946	2,808,359

EARNINGS (LOSS) FROM OPERATIONS	373,040	(482,201)

OTHER
Interest and financing expense	(224,521)	(201,480)

EARNINGS (LOSS) BEFORE INCOME TAXES AND MINORITY INTEREST	148,519	(683,681)

INCOME TAXES – CANADA	96,740	89,076
LOSS ON SALE OF ASSETS	45,639	-

NET EARNINGS (LOSS)	$6,140	$(594,605)

NET EARNINGS (LOSS) PER SHARE	$0.00	$(0.02)

WEIGHTED AVERAGE SHARES	45,911,370	36,053,539

See accompanying notes to these condensed consolidated financial statements

ASPEN GROUP RESOURCES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

 (Unaudited)

(Expressed in US Dollars)

Period from January 1, 2003 to March 31, 2003 (Unaudited)		Period from January 1, 2002 to March 31, 2002 (Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$6,140	$(594,605)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Loss (gain) on sale of assets	45,639	-
Deferred income tax expense (benefit)	96,740	(89,076)
Depreciation and depletion	773,929	844,547
Site restoration	6,719	9,222
Common stock and warrants issued for services and other expenses	-	36,000
Cash flow from operations	929,167	206,088

Change in assets and liabilities net of effects from:
Accounts receivable	2,121,223	338,018
Materials and supplies inventory	-	(2,070)
Accounts payable and accrued liabilities	(4,206,485)	(234,258)
Prepaid expenses	(73,244)	(82,700)
Other	(3,569)	233,949
Net cash provided by operating activities	(1,232,908)	459,027

CASH FLOWS FROM FINANCING ACTIVITIES
Bank overdraft repayments	(48,347)	-
Costs related to sale of stock and issuance of notes	-	(27,000)
Sale of common stock	995,243	-
Repayment of notes payable and long-term debt	(261,146)	(46,609)
Net cash provided by (used by) financing activities	685,750	(73,609)

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of other assets	655,117	-
Proceeds from sale of equipment	16,191	201,114
Proceeds from sale of oil and gas properties	203,795	-
Exploration and development cost capitalized	(176,367)	(613,006)
Acquisitions of office furniture and equipment	-	-
Net cash provided by (used by) investing activities	698,736	(411,892)

NET INCREASE (DECREASE)	151,578	(26,473)

Cash and cash equivalents - Beginning of period	50,016	50,600

CASH AND CASH EQUIVALENTS - END OF PERIOD	$201,594	$24,127

SUPPLEMENTAL INFORMATION
Cash paid for interest	224,520	309,378
Conversion of payables and other liabilities to common stock	-	3,090,000
Oil and gas property acquired with note payable	-	-
Purchase of Endeavour Resources Inc.:
Current assets, net of cash acquired	-	1,334,569
Oil and gas properties, net	-	9,855,041
Office furniture and equipment, net	-	42,258
Other assets	-	1,062,033
Liabilities	-	5,667,243

See accompanying notes to these condensed consolidated financial statements

ASPEN GROUP RESOURCES CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(Expressed in US Dollars)

NATURE OF BUSINESS AND BASIS OF PREPARATION AND PRESENTATION

Nature of Business

Aspen Group Resources Corporation’s primary business focus is to build value through the development of its existing producing oil and gas properties by conducting an active exploitation program on these properties and pursuing the acquisition, development, and exploitation of oil and gas properties in both the United States and Canada that offer the potential for increased production while continuing to control cost.

Financial Statement Presentation

The Condensed Consolidated Financial Statements of Aspen Group Resources Corporation and Subsidiaries (collectively the "Company" or "Aspen") included herein have been prepared by Aspen without audit.  Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted U. S. accounting principles have been condensed or omitted, since Aspen believes that the disclosures included are adequate to make the information presented not misleading.  In the opinion of Management, the Condensed Consolidated Financial Statements include all adjustments consisting of normal recurring adjustments necessary to present fairly the financial position, results of operations and cash flows as of the dates and for the periods presented.  These Condensed Consolidated Financial Statements should be read in conjunction with the Consolidated Financial Statements and the notes thereto included for the fiscal year ended December 31, 2002.

Disposition of Non-core Properties

In February 2003 the Company closed the sale of two non-core assets;

i)

The Company sold its entire interest in the El Dorado Field in Kansas for approximately $2,850,000 in cash.  The majority of proceeds generated from this sale were utilized to further reduce the Company’s US bank debt.  This sale is reflected in these financial statements.

ii)

The Company also sold its entire interest in real properties located in Kerrville, Texas for net proceeds of $325,000.  There was no oil and gas production on this property.

EARNINGS PER SHARE

Diluted earnings per share for the three month period ending March 31, 2003 and 2002 are the same as basic earnings per share because the exercise of potentially dilutive securities would not have an effect.

COMMON STOCK ISSUED

	2003		2002
	Number of Shares	Amount	Number of Shares	Amount
Balance, beginning of period	39,378,037	$57,952,574	20,204,157	$46,943,541
Transactions during the period
Endeavour acquisition	-	-	11,944,811	6,662,093
Retirement of Note	-	-	3,857,143	3,090,000
Granted to employees	-	-	47,428	36,000
Private Placement	12,000,000	995,243	-	-

Balance, end of period	51,378,037	$58,947,817	36,053,539	$56,731,634

Notes Page #

ASPEN GROUP RESOURCES CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(Expressed in US Dollars)

On February 11, 2003, the Company completed a private placement of 12 million Units at $0.14 each for gross proceeds of $1.68 million Cdn.  Each Unit is comprised of one common share and one half of one common share purchase warrant with each whole common share purchase warrant exercisable for one common share at a price of $0.18 until August 10, 2004.  The common shares and warrant issued will carry a four-month hold period under Canadian securities laws from the date of close.  There was also 12 million Compensation Units issued pursuant to an Agency Agreement at an exercise price of $0.14 per Unit until February 10, 2004.   Each Unit is comprised of one common share and one half of one common share purchase warrant with each whole common share purchase warrant exercisable for one further common share at a price of $0.18 until August 10, 2004.

OPERATIONS

The Company's operations for the three month periods are carried on in the following geographic locations.

	US	Canada	Total
March 31, 2003
Total assets	$38,914,280	$10,210,908	$49,125,188
Gross revenue	1,636,878	1,045,108	2,681,986
Net earnings (loss)	(109,983)	116,123	6,140
Earnings (loss) per share	(.002)	.002	0.00

March 31, 2002
Total assets	$55,462,933	$12,575,843	$68,038,776
Gross revenue	1,948,310	377,848	2,326,158
Net income	(472,225)	(122,380)	(594,605)
Earnings per share	(0.015)	(0.005)	(0.02)

RELATED PARTY TRANSACTIONS

During the three month period ended March 31, 2003, legal expenses of approximately $35,000 were paid to a firm for which one of the directors is a member.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

Results of Operations

Three Months Fiscal 2003 and Three Months 2002

During the three months ended March 31, 2003, Aspen had a net income of $6,140 compared to net loss of $594,605 during the three months ended March 31, 2002.  Income before interest, taxes, depreciation and other was $1,146,969 for the three months ended March 31, 2003 compared to $371,568 for the three months ended March 31, 2002.

Gross revenues increased to $2,681,986 during the three months ended March 31, 2003, compared to $2,326,158 during the three months ended March 31, 2002, an increase of 15%.  The increase in gross revenues is mostly attributable to an increase in commodity pricing which has also offset a decrease in production.

General and administrative expenses decreased approximately 28% to $469,645 during the three months ended March 31, 2003.  The decrease reflects a downsizing of the Company’s administrative staff.

Interest and financing expenses have increased due to the increase in average bank debt.

Liquidity and Capital Resources

As of March 31, 2003, Aspen has a working capital deficit of $15,199,863 compared to a working capital deficit of $4,828,747 at March 31, 2002 and $17,558,294 at December 31, 2002.  Aspen intends to bring the US banking facility in full compliance and will reclassify $9,315,910 of the current loan to long-tem debt.  The Company will finance its development activities with cash flow, as well as with the proceeds from private placements, exercise of warrants, traditional bank debt and the sale of non-core assets.  No assurance can be given that the Company will be successful in these efforts.

As at March 31, 2003, Aspen has bank production loans payable in both wholly owned subsidiaries, Aspen Endeavour Resources Inc. (Canada) and Aspen Energy Group Inc. (US).  Details are as follows:

2003
Canadian Western Bank

Demand non-revolving $1,646,000 production loan, repayable in equal monthly installments of $79,138 commencing June 1, 2002 bearing interest at bank prime plus 0.75% which is secured by petroleum and natural gas properties

$ 795,120
Demand revolving $1,456,130 production loan, repayable in equal monthly installments of $79,138 commencing January 1, 2004 bearing interest at bank prime plus 0.75% which is secured by petroleum and natural gas properties	563,210
1,358,330

Less – current portion	993,900
364,430

Demand, revolving reducing loan in the principle amount of $1 million, bearing interest at bank prime plus 0.75%	-
364,430

Aspen Energy Group Inc. Bank Loan

Demand non-revolving production loan	11,715,910
Less – current portion	2,400,000
9,315,910

Reclassified to current portion	(9,315,910)

Other	519,725
Less – current portion	69,524
814,631

$ 814,631

The Aspen Endeavour Resources loans bear interest at prime plus 0.75% and are secured by a $5 million fixed and floating charge debenture covering the various Canadian petroleum and natural gas leases.  Aspen Endeavour is in compliance with all banking requirements.

Notes Page #

ASPEN GROUP RESOURCES CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(Expressed in US Dollars)

Five-year maturity schedule

Long-term debt is due as follows:

2003	$16,197,027
2004	967,303
2005	62,193
2006	46,281

On October 4, 2002, Aspen Energy Group Inc. was notified that it was in default of the US Banking Credit Agreement for the quarterly period ending June 30, 2002.  Management is currently in negotiations with the US banker to remedy these defaults.  Due to the non-compliance of the US bank requirements, the Company has reclassified its $9,315,910 long-term debt to current.

OTHER INFORMATION

Legal Proceedings

The Company, and its subsidiaries, in the normal course, are sometimes named as defendants in litigation.  The nature of these claims is related to disputes arising from services provided by outside contractors or for delinquent payments.  The Company does not expect that the results of any of these proceedings will have a material adverse effect on the Company’s financial position

a)

Bruce J. Scambler and JMEKS, Inc. vs. Jack E. Wheeler, Crown Partners, LLC Minerals Division, Aspen Resources Corporation, Inc., and Cotton Valley Resources Corporation; Case No. CJ-2000-6912-62; D.C. Oklahoma County; Petition filed 9/20/00.

The Company was named as a defendant in an action filed in September 2000 whereby a former officer of the Company alleged a breach of a Settlement and Release Agreement.  The Company was unsuccessful in defending this action and a judgment in the amount of $385,000 plus estimated interest and legal fees of $50,000 was granted against the Company and the former CEO.  The Company is jointly and severally liable along with the CEO for this amount.  Of this amount, the Company has made a provision for the total, which has been recorded as a liability at December 31, 2002 and charged to operations in 2002.

b)

Duke Energy Trading and Marketing, LLC vs. Aspen Resources Corporation; Case No. 2002-02095; D.C. Harris County, Texas; Petition filed on 1/18/02.

The Company was named as a defendant in an action January 2002 whereby the Company allegedly executed a written Guaranty in October 2000, on behalf of a corporation that the Company was in the midst of merger negotiations, to a third party guaranteeing a potential liability up to $2,300,000.  The Company claims that since the merger negotiations never came to fruition, that the Guaranty was cancelled and there is no liability to the Company.    Outside council for the Company has advised at this stage of proceedings, they cannot offer an opinion as to the probable outcome.  The Company’s management is vigorously defending the case.

c)

615436 Alberta Ltd. vs. Aspen Endeavour Resources Inc.; Action No. 0201-17345; Court of Queen's Bench of Alberta, Judicial District of Calgary; Petition filed on 10/12/02.

A wholly owned subsidiary of the Company was named as a defendant in an action commenced October 2002 whereby a company controlled by an officer of the Company claims that it is owed for a promissory note signed by the Canadian subsidiary of the Company in October 1994 in the amount of Cdn $250,000 plus interest.  The Company is defending this action as it believes it is not a liability of the Company and therefore, no liability has been accrued in these financial statements.

Notes Page #

ASPEN GROUP RESOURCES CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(Expressed in US Dollars)

d)

Jeffrey Chad and Riechad Incorporated vs. Aspen Endeavour Resources Inc.; Action No. 0201-17493; Court of Queen's Bench of Alberta, Judicial District of Calgary; Petition filed on 10/16/02.

A wholly owned subsidiary of the Company was named as a defendant in an action commenced October 2002, whereby an officer of the Company claims it is owed the sum of Cdn $440,000 pursuant to a suspension and redefinition of his consulting agreement.  The Company is defending this action and is currently in negotiations with the officer to release this claim.  No liability has been accrued in these financial statements for this amount.

e)

Jack Wheeler vs. Aspen Resources Corporation; Case No. CIV-03-0180, filed in the United States District Court for the Western District of Oklahoma.

The past CEO alleges that the Company breached his employment contract by not paying sums due under the contract.  Management intends to vigorously defend the case and has filed a counterclaim.  See (f) below.

f)

Aspen Resources Corporation and Aspen Energy Group, Inc. vs. Wheeler and Wheeler and Sons Oil & Gas LLC, Canadian County Oklahoma Case No. CJ-2003-281.  Petition filed on 05/15/03.

The Company alleges that the previous CEO committed fraud, embezzlement, breach of fiduciary duty, usurping of corporate opportunities and similar claims relating to his position as an officer and director of the Company.

g)

Aspen Resources Corporation and Aspen Energy Group, Inc. vs. Lenard Briscoe and LCB Resources, Inc., Canadian County Oklahoma, Case no. CJ-2003-307.  Petition filed on 05/27/03.

The Company has sued a past director and his private corporation, LCB Resources, Inc., alleging wide ranging fraud, breach of fiduciary duty, usurping corporate opportunities in connection with his service as an officer and director of the Company.  (See (n) below).

h)

LCB Resources and Lenard Briscoe vs. Aspen Energy Group, Inc., Kingfisher County, Oklahoma, Case No. CJ-2003-96.  Petition filed on 05/27/03

The past director has counter sued alleging the Company’s subsidiary has failed to pay royalties owed on certain oil and gas properties, has mismanaged those properties and has sold oil wells in which the past director has an interest, but has not paid him.  No liability has been accrued in these financial statements for this amount.

i)

R. Charles Allen vs. Aspen Resources Corporation, Jack E. Wheeler, James E. Hogue, Wayne T. Egan, Anne Holland, Randall B. Kahn, Lenard Briscoe, Peter Lucas, Lane Gorman Trubitt L.L.P. and WierFourlds L.L.P.; Action #02-CV241587CP

The Company was named as a defendant, on a joint and several basis, along with the then directors, auditors and legal counsel of the Company in an Action dated December 30, 2002, whereby the plaintiff is seeking an order rescinding the take-over bid dated November 22, 2001 by the Company for the purchase of securities of Endeavour Resources Inc. along with damages in the amount of Cdn $10,000,000.  The Company is defending this action as it believes it is not a liability of the Company, the outcome of which is undeterminable.  Outside council for the Company has advised at this stage of proceedings, they cannot offer an opinion as to the probable outcome.  The Company’s management is vigorously defending the case.

Defaults Upon Senior Securities

As discussed in Management's Discussion and Analysis of Financial Condition and Results of Operation-Liquidity and Capital Resources above, the Company is negotiating with its primary lender in an attempt to remedy a default under its credit agreement.

Notes Page #

ASPEN GROUP RESOURCES CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(Expressed in US Dollars)

Other Information

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

Certain statements in this filing, and elsewhere (such as in other filings by Aspen Resources with the Commission, press releases, presentations by Aspen Resources Corporation or its management and oral statements) constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Aspen Resources Corporation to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among other things, (i) significant variability in Aspen’s quarterly revenues and results of operations as a result of variations in the Aspen's production in a particular quarter while a significant percentage of its operating expenses are fixed in advance, (ii) changes in the prices of oil and gas, (iii) Aspen's ability to obtain capital and (iv) other risk factors commonly faced by small oil and gas companies.

Notes Page #